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

NASDAQ                                                 PRESS RELEASE
The Nasdaq Stock Market Inc.
4 Times Square
New York, New York 10036


                                          FOR RELEASE: Monday, October 28, 2002
                                       MEDIA CONTACTS: Bethany Sherman
                                                       (212) 768-2699
                                                       Scott Peterson
                                                       (301) 978-4873
                                   INVESTOR CONTACTS:  Paul Warburg
                                                       (212) 768-2540
                                                       O'Hara Macken
                                                       (212) 768-2564

                    NASDAQ REPORTS THIRD QUARTER 2002 RESULTS

NEW YORK, NY-- The Nasdaq Stock Market, Inc., (OTCBB:NDAQ) The world's largest electronic stock market, today reported third quarter results for the period ending September 30, 2002.

Significant Developments:
    o    SEC approval to launch SuperMontage-SM-
    o    Streamlined Cost Structure

"Nasdaq achieved its major milestone in the third quarter, the approval to launch SuperMontage," noted Wick Simmons, chairman and chief executive officer. "SuperMontage is the cornerstone of Nasdaq's set of advanced trading solutions and tools aimed at maximizing efficiency and transparency for investors. It will prove to be the fastest, fairest, deepest equities trading system on the planet, electronic or otherwise. It offers investors their best opportunity to achieve their own `best execution'. In combination with our continuing focus on costs, we believe SuperMontage represents the foundation on which Nasdaq will deliver superior returns to shareholders."

NET INCOME
In a difficult revenue environment Nasdaq continued to streamline its cost structure, focusing on fundamental business operations and completing its separation from the National Association of Securities Dealers, Inc. (NASD):
    o Net income for the quarter was $12.7 million as compared to $7.9 million in the third quarter of 2001, an increase of 60.8%.
    o Basic and diluted earnings per share were $0.13 versus $0.07 in the comparable period in 2001.
    o Total expenses for the quarter were $173.6 million compared to $190.9 million, a 9.1% improvement over the third quarter of 2001.
    o Net income margin for the quarter expanded to 6.4%, versus 4.0% in the third quarter of 2001.

REVENUE
Nasdaq's third quarter revenue reflects a continuation of the difficult market conditions and increased competition experienced for the past year:
    o Revenue for the quarter was $199.1 million, relatively flat compared to third quarter of 2001.

EBITDA(1)
Nasdaq operating performance remained strong:
    o EBITDA was $50.6 million versus $29.6 million in the same period last year, an increase of 70.9%.

INITIATIVES
Nasdaq's launch of SuperMontage on October 14, 2002 and the recent introduction of a series of complimentary products demonstrate the Company's fulfillment of a key strategic initiative aimed at improving investor confidence and trading effectiveness. Nasdaq's set of advanced trading solutions and tools includes:

PRICE DISCOVERY AND EXECUTION PRODUCTS DESIGNED TO IMPROVE SPEED AND EFFICIENCY FOR INVESTORS:
    o SuperMontage - Launched October 14, 2002 is the next generation order display and execution system enabling sell-side firms to list multiple quotes/orders for the same security and the creation of a central trading book for Nasdaq securities.
    o Primex-TM- - An electronic auction system designed to increase price improvement and interaction among market participants. The functionality of Primex is planned to expand to take full advantage of Nasdaq's new SuperMontage trading platform.
    o Liquidity Tracker-SM- - An automated intelligent order routing system, which directs orders to market makers whose recent trading activity suggests a willingness to fill new orders, is scheduled to launch in the fourth quarter.

ENHANCED INFORMATION PRODUCTS DESIGNED TO GIVE INVESTORS A WINDOW INTO THE MARKET- The ViewSuite-SM-:
    o DepthView-SM- - Provides the aggregate size of all quotes and orders at each of the top five price levels in SuperMontage, providing users the ability to analyze liquidity trends within Nasdaq securities.
    o PowerView-SM- - Combines the current Level 2 Service, which provides the best bid and ask price from each Nasdaq market participant, and DepthView enabling users to see all of the interest within a security as well as unprecedented market depth
    o TotalView-SM- - Includes the features of PowerView as well as the detailed, attributed quote and order data that comprises DepthView, providing users the ability to track order flow, pockets of liquidity and analyze trends in liquidity to the participant level.


-------------
(1) EBITDA throughout this release is defined as earnings before interest, taxes, depreciation, amortization and minority interests.

BUSINESS LINE RESULTS

TRANSACTION SERVICES
Transaction services revenue was $93.9 million in the third quarter versus $86.2 million for the same period a year ago, an increase of 8.9%.
    o Execution services revenue increased 51.2% to $37.8 million due to revised pricing for SuperSoes-SM-, including the introduction of new, incremental fees associated with quote updates in Nasdaq systems.
    o Trade reporting revenue increased 7.0% to $19.9 million primarily due to increased trading volumes associated with a major issuer that was subsequently de-listed from The Nasdaq Stock Market(R).
    o Access services revenue decreased 15.4% to $34.6 million primarily due to cost saving initiatives among Nasdaq's market participants and the consolidation of major trading firms, which resulted in fewer subscriber log-ons to Nasdaq systems.

Underlying this performance during the quarter was:
    o Average daily share volume in Nasdaq-traded securities increased 5.3% to 1.7 billion shares versus third quarter 2001.
    o Average daily trade volume increased 13.5% to 2.3 million trades versus the comparable period a year ago.
    o Nasdaq's share of trades executed in its systems fell to 28.6% from 39.3% in the third quarter of 2002 and to 32.6% from 39.0% in the nine-months year-to-date compared with the same period in 2001.
    o Nasdaq's share of volume executed in its systems fell to 23.17% from 29.24% in the third quarter of 2002 and to 27.89% from 28.01% in the nine-months year-to-date compared with the same period in 2001.

SuperMontage successfully completed its development cycle and all Nasdaq-listed securities are in the process of being phased into the system.
    o    SuperMontage began trading 32 test securities on July 29, 2002.
    o The Securities and Exchange Commission, on August 28, 2002, granted Nasdaq unconditional approval to begin live trading on the new platform.
    o On October 14, 2002, to ensure all market participants were prepared for the implementation, Nasdaq successfully introduced five securities into the SuperMontage trading environment.
    o Nasdaq plans to have all Nasdaq-listed securities in SuperMontage by year-end.
    o Currently, there are 104 Nasdaq-listed securities trading in SuperMontage.

Nasdaq successfully launched SuperMontage Europe on October 7, 2002. The open architecture design enables local access to a European market, supporting diverse European business models and trading practices. SuperMontage Europe is based on the same principles as SuperMontage U.S., but has been customized to European best practices.

"We are proud of our ability to conceive, develop and deliver new innovative products to traders and investors. Although too early to assess its long-term impact, we are pleased with the early successes of SuperMontage and the opportunity that it offers participants in the equity markets," said Rick Ketchum, deputy chairman and president. "We will continue to work closely with our customers to ensure the successful rollout of all Nasdaq-listed securities in the trading platform and will explore new ways in which to serve the investment community."

Nasdaq Transaction Services derives revenue primarily from transactions associated with SuperSoes, SelectNet-SM-, SOES-SM-, trade reporting fees associated with ACT, and system access fees.

MARKET INFORMATION SERVICES
Market Information Services revenue declined 15.6% to $49.1 million during the quarter from $58.2 million in the same period last year.
    o Nasdaq's Level 1 revenue decreased 10.6% to $34.4 million. Nasdaq Quotation Dissemination Service (NQDS) revenue decreased 19.8% to
         $8.5 million. These decreases are primarily due to declines in professional and non-professional subscriptions.
    o Nasdaq shared with its participants a larger portion of revenue Nasdaq receives as part of the Unlisted Trading Privileges Plan. This increase in revenue sharing is primarily due to trade reporting activity by a regional exchange, which became an active participant in the first quarter, 2002.
    o Nasdaq InterMarket Tape revenue increased 27.3% to $8.4 million primarily due to an increase in the total InterMarket transactions reported in exchange listed securities.

Nasdaq is rolling out the ViewSuite of data products and Liquidity Tracker in the fourth quarter of 2002. These products are designed to increase market transparency and maximize trading efficiency for Nasdaq traders and investors.

Market Information Services derives revenue primarily from Level 1 and Nasdaq Quotation Dissemination Service (NQDS) data, and receipt of CQA/CTA tape revenue for trades processed through the Nasdaq InterMarket.

CORPORATE CLIENT GROUP SERVICES
Corporate Client Group services revenue increased 12.2% to $44.2 million for the third quarter, from $39.4 million in the third quarter of 2001.
    o Annual renewal fee revenue increased 24.5% to $25.9 million in the quarter primarily due to a fee increase implemented at the beginning of 2002.
    o Listing of additional shares revenue increased 5.6% to $9.4 million. There were 15 secondary offerings in the quarter as compared to 32 in the third quarter of 2001. Year-to-date secondary offerings were relatively flat compared to year-ago levels, totaling 116.

    o Initial listing revenue declined 12.5% to $8.4 million reflecting continued weakness in the IPO market. During the third quarter, there were six initial public offerings on Nasdaq versus 11 in the same period last year. Year-to-date, initial public offerings total 35, relatively flat with prior year and below historical averages.

In June 2002, the Corporate Client Group launched its Market Intelligence Desk. This new service redefines Nasdaq's Corporate Client Group offering by providing listed companies with a centralized point-of-contact for detailed information regarding their stocks' trading activity, news coverage and analyst opinion revisions. The Market Intelligence Desk is now tracking all Nasdaq-listed companies.

Corporate Client Group services revenue is primarily earned through initial listing fees, fees associated with the listing of additional shares, and annual renewal fees for companies listed on Nasdaq. Initial listing fees and fees associated with the listing of additional shares are amortized over six-year and four-year periods, respectively, in accordance with the adoption of SEC Staff Accounting Bulletin 101, applied retroactively as of January 1, 2000.

OTHER
Other revenue was $11.9 million for the third quarter versus $13.9 million a year ago, a decrease of 14.4%. The decrease is primarily due to the decline in trademark licensing revenue related to the Nasdaq-100 Trust occurring outside the Nasdaq InterMarket. The decline in trademark revenue is effectively offset by higher tape revenue received by Nasdaq InterMarket, reflected in Market Information Services, as a result of its increased market share.

Nasdaq generates revenue related to the licensing of the Nasdaq-100 Index(R) for financial products such as the exchange-traded fund, QQQ. The Index, launched in 1985, includes the 100 largest non-financial stocks traded on The Nasdaq Stock Market. The Nasdaq-100 Index has become the basis for a wide variety of financial instruments, including futures contracts, mutual funds, index options, structured products and an exchange traded fund (QQQ). Nasdaq also generates revenue from Nasdaq.com and advertising revenue from the MarketSite tower.

EXPENSES

Total expenses were $173.6 million in the third quarter versus $190.9 million a year ago, an improvement of 9.1%. Nasdaq continues to target cost control while advancing its separation from the NASD. The operational and administrative separation of Nasdaq from the NASD is scheduled to be substantially complete in the fourth quarter of 2002.

DIRECT EXPENSES
Direct expenses decreased 8.4% to $152.5 million in the third quarter of 2002 from $166.5 million in the third quarter of 2001.

Nasdaq continued to benefit from initiatives taken to reduce fundamental costs required to run the business, namely:
    o Professional and contract services improved 24.5% to $17.3 million due to a decrease in development costs associated with SuperMontage and Primex and less reliance on outside contractors with regard to Nasdaq's self-sufficiency efforts related to the separation from the NASD partially offset by an increase in costs associated with Nasdaq's global expansion strategy.
    o Computer operations and telecommunications improved 19.6% to $35.3 million due to the renegotiation of key contracts.
    o Other expense improved 80.6% to $2.0 million primarily due to reduced losses from international operations.
    o Continued attention to headcount, which is expected to result in further reduction in the fourth quarter.

Offsetting these efficiencies were:
    o Compensation and benefits increased 13.2% to $51.3 million reflecting increased headcount related to self-sufficiency as well as additional benefit obligations.
    o Depreciation and amortization increased 9.6% to $25.1 million due to capacity and technology infrastructure improvements required to support market activity and new initiatives.
    o Occupancy increased 17.2% to $7.5 million as part of Nasdaq's separation from the NASD, previously recorded in Support Costs from Related Parties.

SUPPORT COSTS FROM RELATED PARTIES
Support Costs from Related Parties decreased 13.5% to $21.1 million from $24.4 million. Two factors contribute to Nasdaq's support costs:
    o The first is related to the regulatory role that NASD performs in The Nasdaq Stock Market, Inc.
    o The second is related to the support functions that the NASD has traditionally provided Nasdaq.
The improvement during the quarter is due to Nasdaq's decreased reliance on the NASD for administrative support functions as Nasdaq continues to develop its independent infrastructure.

"Nasdaq continues to take aggressive action to control the fundamental costs to run the business," said David Warren, chief financial officer. "We continue to explore new initiatives designed to drive additional cost out of our business and create greater operating leverage."

NET INCOME AND EARNINGS PER SHARE

Net income for the quarter was $12.7 million versus $7.9 million a year ago, an increase of 60.8%.

Basic and diluted earnings per share were $0.13 versus $0.07 in the third quarter 2001, an increase of 86% reflecting higher net income as well as the accretive impact of the repurchase of 33.8 million shares from the NASD in the first quarter of 2002.

CONCLUSION

"While Nasdaq continues to identify ways to operate more efficiently as an independent company, the focus of our efforts is on the evolution of the equity markets and the needs of investors," noted Mr. Simmons. "Investors are now able to benefit from a variety of Nasdaq solutions and tools designed to provide them with better executions and increased market transparency. The combination of Primex with SuperMontage and Liquidity Tracker gives investors superior price discovery, order routing and execution capabilities. The ViewSuite of data products provides investors with more powerful tools for making better, more informed, trading decisions. These initiatives are not only the future of Nasdaq's business, but are the future expectations of all investors in an open equity marketplace and we want to be there first."


YEAR-TO-DATE FINANCIAL SUMMARY

Revenue for the nine-month period ending September 30, 2002 was $615.6 million, down 4.1% from $641.8 million for the comparable period in 2001. Total expenses declined 4.2% to $536.5 million from $560.2 million. Net income declined to $42.8 million, or 20.3%, from $53.7 million for the first nine-month period versus prior year. Basic earnings per share was $0.42 and diluted earnings per share was $0.40. This compares to both basic and diluted earnings per share for the same comparable period a year ago of $0.45 and $0.44, respectively.

Nasdaq is the world's largest electronic stock market. With approximately 4,000 companies, Nasdaq lists more companies and, on average, trades more shares per day than any other U.S. market. Over the past five years, Nasdaq has outpaced all other U.S. markets in totals of listing IPOs. It is also home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology industries. Nasdaq is a key driver of capital formation.

For more information about Nasdaq, visit the Nasdaq Web site at WWW.NASDAQ.COM or the Nasdaq Newsroom-SM- at WWW.NASDAQNEWS.COM.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the control of The Nasdaq Stock Market, Inc. (the "Company"), which could cause actual results to differ materially from historical results, performance or other expectations and from any opinions or statements expressed or implied with respect to future periods. These factors include, but are not limited to, the Company's ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in the Company's annual report on Form 10-K, as amended, and periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.


                                       ###

                          THE NASDAQ STOCK MARKET, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED         NINE MONTHS ENDED
                                                  ----------------------    ----------------------
                                                  SEPTEMBER    SEPTEMBER    SEPTEMBER    SEPTEMBER
                                                  30, 2002     30, 2001     30, 2002     30, 2001
                                                  ---------    ---------    ---------    ---------
REVENUES
Transaction Services                              $  93,854    $  86,198    $ 303,870    $ 311,051
Market Information Services                          49,092       58,255      150,863      176,925
Corporate Client Group Services                      44,248       39,378      132,115      116,463
Other                                                11,894       13,877       28,795       37,342
                                                  ---------    ---------    ---------    ---------

   Total revenues                                   199,088      197,708      615,643      641,781
                                                  ---------    ---------    ---------    ---------

EXPENSES
Compensation and benefits                            51,322       45,322      142,434      131,131
Marketing and advertising                             6,121        5,948       14,159       17,597
Depreciation and amortization                        25,130       22,894       75,228       65,558
Professional and contract services                   17,237       22,858       49,270       54,424
Computer operations and data communications          35,284       43,927      113,163      131,875
Provision for bad debts                               2,496        1,457        9,004       14,460
Travel, meetings, and training                        2,710        3,715        9,438       11,193
Occupancy                                             7,454        6,404       24,427       19,866
Publications, supplies, and postage                   2,733        2,884        7,772        8,538
Nasdaq Japan impairment loss                             --           --       15,208           --
Disaster related                                         --          843           --          843
Other                                                 2,025       10,289       19,942       28,594
                                                  ---------    ---------    ---------    ---------

   Total direct expenses                            152,512      166,541      480,045      484,079
                                                  ---------    ---------    ---------    ---------

Support costs from related parties, net              21,102       24,413       56,453       76,121
                                                  ---------    ---------    ---------    ---------

   Total expenses                                   173,614      190,954      536,498      560,200
                                                  ---------    ---------    ---------    ---------
Net operating income                                 25,474        6,754       79,145       81,581
Interest income                                       2,829        6,672        9,301       16,649
Interest expense                                     (6,319)      (2,997)     (13,448)      (5,447)
Minority interests                                    2,953        3,252        8,551        5,234
                                                  ---------    ---------    ---------    ---------
Net income before taxes                              24,937       13,681       83,549       98,017
Provision for income taxes                          (12,226)      (5,736)     (40,741)     (44,297)
                                                  ---------    ---------    ---------    ---------

Net income                                        $  12,711    $   7,945    $  42,808    $  53,720
                                                  =========    =========    =========    =========

Net income applicable to common stockholders:
Net income                                        $  12,711    $   7,945    $  42,808    $  53,720
Accretion of preferred stock dividends                2,441           --        7,323           --
                                                  ---------    ---------    ---------    ---------

   Net income applicable to common stockholders   $  10,270    $   7,945    $  35,485    $  53,720
                                                  =========    =========    =========    =========

Basic earnings per common share                   $    0.13    $    0.07    $    0.42    $    0.45
                                                  =========    =========    =========    =========

Diluted earnings per common share                 $    0.13    $    0.07    $    0.40    $    0.44
                                                  =========    =========    =========    =========

                          THE NASDAQ STOCK MARKET, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  SEPTEMBER    DECEMBER
                                                                                     30,          31,
                                                                                    2002         2001
                                                                                 -----------  -----------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                                                     $   274,170  $   293,731
   Investments:
     Available-for-sale, at fair value                                               184,503      228,029
     Held-to-maturity, at amortized cost                                              15,653           --
   Receivables, net                                                                  174,017      194,040
   Receivables from related parties                                                   12,135       34,953
   Deferred tax asset                                                                 50,824       51,170
   Other current assets                                                               10,239       13,249
                                                                                 -----------  -----------
Total current assets                                                                 721,541      815,172

Investments:
   Held-to-maturity, at amortized cost                                                12,821       28,569
Property and equipment:
   Land, buildings, and improvements                                                  93,038       88,861
   Data processing equipment and software                                            484,089      441,928
   Furniture, equipment, and leasehold improvements                                  181,861      184,572
                                                                                 -----------  -----------
                                                                                     758,988      715,361
   Less accumulated depreciation and amortization                                   (399,796)    (336,528)
                                                                                 -----------  -----------

Total property and equipment, net                                                    359,192      378,833
Non-current deferred tax asset                                                        73,163       74,987
Goodwill                                                                              10,138       10,138
Other intangible assets                                                                7,437        9,331
Other assets                                                                           7,262        9,221
                                                                                 -----------  -----------

Total assets                                                                     $ 1,191,554  $ 1,326,251
                                                                                 ===========  ===========

                          THE NASDAQ STOCK MARKET, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS - (CONTINUED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  SEPTEMBER    DECEMBER
                                                                                     30,          31,
                                                                                    2002         2001
                                                                                 -----------  -----------
                                                                                 (UNAUDITED)
LIABILITIES
Current liabilities:
   Accounts payable and accrued expenses                                         $    89,824  $   123,136
   Accrued personnel costs                                                            36,553       43,744
   Deferred revenue                                                                   90,785       65,366
   Other accrued liabilities                                                          35,866       47,296
   Current obligation under capital lease                                              4,048        4,454
   Payables to related parties                                                        24,623        9,556
                                                                                 -----------  -----------

Total current liabilities                                                            281,699      293,552
Long-term debt:
   Senior notes                                                                      200,122       48,548
   Subordinated notes                                                                240,000      240,000
Non-current obligation under capital lease                                             9,046       12,125
Accrued pension costs                                                                 24,853       24,064
Non-current deferred tax liability                                                    50,772       41,981
Non-current deferred revenue                                                         108,666      121,687
Other liabilities                                                                     13,016       20,529
                                                                                 -----------  -----------
Total long-term liabilities                                                          646,475      508,934

Total liabilities                                                                    928,174      802,486

Minority interests                                                                    (2,654)       5,377

STOCKHOLDERS' EQUITY
Common stock, $.01 par value, 300,000,000 authorized, shares issued:
   130,435,967 at September 30, 2002 and 130,161,823 at December 31, 2001;
   shares outstanding: 78,183,754 at September 30, 2002 and 111,700,285 at
   December 31, 2001                                                                   1,304        1,302
Preferred stock, 30,000,000 authorized, Series A: 1,338,402 shares issued and
   outstanding; Series B: 1 share issued and outstanding                             131,399           --
Additional paid-in capital                                                           357,996      348,457
Common stock in treasury, at cost: 52,252,213 at September 30, 2002 and
   18,461,538 shares at December 31, 2001                                           (669,454)    (240,000)
Accumulated other comprehensive income                                                (6,287)      (6,976)
Deferred stock compensation                                                           (2,370)      (3,350)
Common stock issuable                                                                  5,071        6,065
Retained earnings                                                                    448,375      412,890
                                                                                 -----------  -----------

Total stockholders' equity                                                           266,034      518,388
                                                                                 -----------  -----------

Total liabilities, minority interests, and stockholders' equity                  $ 1,191,554  $ 1,326,251
                                                                                 ===========  ===========